FOR IMMEDIATE RELEASE

     Encorium Group Announces Receipt of Nasdaq Letter Regarding Compliance with Nasdaq’s Independent Director Requirement

WAYNE, PA, August 12, 2008 -- Encorium Group, Inc. (Nasdaq: ENCO), a global clinical research organization in the design, development, and management of complex clinical trials and patient registries for many of the world's leading pharmaceutical and biotechnology companies, announced today that it received a letter from Nasdaq Listing Qualifications on August 6, 2008 stating that solely as a result of the resignation of Paul J. Schmidt from Encorium’s Board of Directors, effective as of June 16, 2008, Encorium was not currently in compliance with Nasdaq’s independent director requirements as set forth in Marketplace Rule 4350.

The Company expects its Board of Directors to change following the completion of its previously announced non-binding letter of intent to combine with Fine Success Investments, Ltd., a British Virgin Islands company doing business as Linkcon (“Linkcon”).

In the interim, effective August 11, 2008 Kenneth M. Borow, M.D., Encorium Group’s President and Chief Medical and Strategic Development Officer, stepped down from the Board of Directors in order for Encorium to remain compliant with Nasdaq’s independent director requirement. On August 11, 2008, the Company received a letter from Nasdaq indicating that it recognized the change described above and that the Company is now in compliance with Marketplace Rule 4350.

About Encorium Group, Inc.

Encorium Group, Inc. is a global clinical research organization specializing in the design and management of complex clinical trials and Patient Registries for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their biopharmaceutical and medical device development programs. Encorium offers therapeutic expertise, experienced team management and advanced technologies. The Company has drug and biologics development as well as clinical trial experience across a wide variety of therapeutic areas such as infectious diseases, cardiovascular, vaccines, oncology, diabetes endocrinology/metabolism, gene therapy, immunology, neurology, gastroenterology, dermatology, hepatology, women’s health and respiratory medicine. Encorium believes that its expertise in the design of complex clinical trials, its therapeutic experience and commitment to excellence, and its application of innovative technologies, offer its clients a means to more quickly and cost effectively move products through the clinical development process. Encorium is headquartered in Wayne, Pennsylvania with its European base of operations in Espoo, Finland. The Company has a geographic

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footprint that includes over one billion people in North America, Western/Central/Eastern Europe, Scandinavia, and the Baltics.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company's future operating results and financial condition generally include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials we are currently managing may change unexpectedly; (iii) the termination, delay or cancellation of clinical trials we are currently managing could cause revenues and cash-on-hand to decline unexpectedly; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties; and (xi) our backlog may not be indicative of future revenues and may not generate the revenues expected. You should not place any undue reliance on these forward looking statements which speak only as of the date of this press release. Additional information concerning factors that might affect our business or stock price which could cause actual results to materially differ from those in forward-looking statements is contained in Encorium Group's SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2007 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Encorium Group's investor relations department or The Equity Group, Inc.

In addition, this press release contains forward-looking statements regarding the potential combination with Linkcon. Those statements involve risks and uncertainties and the actual effects of the transaction could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: (i) the timing of the closing of the combination with Linkcon; (ii) the completion to our satisfaction of due diligence regarding Linkcon; (iii) the acquisition by us of a fairness opinion relating to the purchase price for Linkcon; (iv) our ability to negotiate definitive agreements with Linkcon; (v) Linkcon’s ability to enter into definitive agreements with the CRO entities to be acquired by Linkcon and Linkcon’s ability to complete those transactions pursuant to the existing non-binding term sheets; (vi) Chardan’s ability to raise the necessary capital for investment in the combined entity; (vii) our ability to obtain the required corporate, stockholder and, if applicable, third-party and governmental approvals; (viii) the possibility that the transaction may not close; (ix) our ability to negotiate mutually acceptable employment arrangements with key employees of Linkcon; (x) our ability to successfully integrate the business of Linkcon; and (xi) the performance of the combined business to operate successfully and generate growth.

CONTACT: INVESTOR RELATIONS COUNSEL

The Equity Group Inc.

Encorium Group, Inc.	Page 3
August 12, 2008

Adam Prior (212) 836-9606 aprior@equityny.com

www.	theequitygroup.com

www.	encorium.com